Exhibit 10.2

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet contains (i) the 2022 annual base salary rates and target percentages under the Key Officers Incentive Plan (“KOIP”) for J. Mitchell Dolloff and Karl G. Glassman adopted on November 9, 2021; (ii) the 2022 annual base salary rates and target percentages under the KOIP for the named executive officers other than Mr. Dolloff and Mr. Glassman adopted on February 21, 2022; and (iii) the 2023 annual base salary rates and target percentages under the KOIP for our named executive officers adopted on February 22, 2023.

Named Executive Officers	2022 Annual Base Salary Rate	2023 Annual Base Salary Rate
J. Mitchell Dolloff, President & CEO	$1,120,000	$1,120,000
Karl G. Glassman[1], Executive Chairman	$750,000	$750,000
Jeffrey L. Tate, EVP & CFO	$618,000	$627,000
J. Tyson Hagale, EVP, President – Bedding Products	$525,000	$560,000
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	$552,000	$560,000
Scott S. Douglas, SVP- General Counsel & Secretary	$494,400	$502,000

1Mr. Glassman will receive a base salary through his anticipated retirement date of May 4, 2023.

The named executive officers were eligible to receive an annual cash incentive for 2022, and will be eligible to receive an annual cash incentive for 2023 under the 2020 KOIP (filed February 19, 2020 as Exhibit 10.1 to the Company’s Form 8-K) in accordance with the KOIP Award Formulas adopted for each respective year. The 2022 KOIP Award Formula is attached as Exhibit 10.2 to the Company’s Form 8-K filed February 24, 2022. The 2023 KOIP Award Formula has not yet been adopted. The cash award for 2022 was calculated by multiplying the executive’s annual base salary at the end of the KOIP plan year by a percentage set by the Committee (the “Target Percentage”), then applying the award formula adopted by the Human Resources and Compensation Committee for that year. The Award Formula in 2022 established two performance criteria: (i) Return on Capital Employed (60% Relative Weight) and (ii) Cash Flow, or Free Cash Flow for Mr. Hagale and Mr. Henderson (40% Relative Weight).

The Target Percentages for 2022 and 2023 for our named executive officers are shown in the following table.

Named Executive Officers	2022 KOIP Target Percentage	2023 KOIP Target Percentage
J. Mitchell Dolloff, President & CEO	125%	125%
Karl G. Glassman[1], Executive Chairman	100%	100%
Jeffrey L. Tate, EVP & CFO	80%	80%
J. Tyson Hagale, EVP, President – Bedding Products	80%	80%
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	80%	80%
Scott S. Douglas, SVP – General Counsel & Secretary	70%	70%

1Mr. Glassman will be eligible to receive an incentive payment under the KOIP prorated through his anticipated retirement date of May 4, 2023.

The Company changed its vehicle policy resulting in the loss of use of a Company vehicle by each of the named executive officers. As part of this change, the Company approved cash payments of $800 per month for a 12-month period in lieu of use of the vehicles (beginning in the month the executive returned the vehicle to the Company, which was no later than September 30, 2022).